As filed with the Securities and Exchange Commission on June 25, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

General Motors Company

(Exact name of registrant as specified in its charter)

Delaware	02-0756180
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Renaissance Center

Detroit, Michigan 48265-3000

(313) 667-1500

(Address, including zip code, of registrant’s principal executive offices)

GENERAL MOTORS COMPANY 2020 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Rick E. Hansen

Assistant General Counsel and Corporate Secretary

General Motors Company

300 Renaissance Center

Detroit, Michigan 48265-3000

(313) 667-1500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Craig B. Glidden

Executive Vice President and General Counsel

General Motors Company

300 Renaissance Center

Detroit, Michigan 48265-3000

(313) 667-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common stock, par value $0.01 per share	50,000,000 shares(2)	$26.25	$1,312,500,000.00	$170,362.50

(1)

Represents shares of the Registrant’s common stock subject to issuance under the General Motors Company 2020 Long-Term Incentive Plan pursuant to stock-based awards, including, but not limited to, options, stock appreciation rights, restricted stock, restricted stock units and performance awards.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the General Motors Company 2020 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act on the basis of the average of the high and low prices per share of the Registrant’s common stock on June 22, 2020, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, the information specified by Part I (Items 1 and 2) is omitted from this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

General Motors Company (“Company” or the “Registrant” or “we” or “General Motors”) hereby incorporates into this registration statement the following documents filed with the Securities and Exchange Commission (the “SEC”):

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February  5, 2020, including the information incorporated by reference from our Definitive Proxy Statement for our 2020 Annual Meeting of Shareholders, filed with the SEC on April 27, 2020;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 6, 2020;

•	Our Current Reports on Form 8-K filed with the SEC on February 18, 2020, March 24, 2020, April 17, 2020, April 27, 2020, May 12, 2020, May 13, 2020 and June 18, 2020; and

•

The description of the common stock set forth in our Registration Statement on Form 8-A filed November 10, 2010, including any subsequent amendment or any report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Notwithstanding the foregoing, unless expressly incorporated into this registration statement, to the extent that any information contained in any document, or any exhibit thereto, was or is deemed to have been furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities

The Common Stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors

Under Section 145 of the Delaware General Corporation Law, General Motors is empowered to indemnify its directors and officers as provided therein.

General Motors’ Restated Certificate of Incorporation, as amended (the “Certificate”), provides that no director shall be personally liable to General Motors or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to General Motors or its stockholders,

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174, or any successor provision thereto, of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Under Article V of its Amended and Restated Bylaws (the “Bylaws”), General Motors shall indemnify and advance expenses to every director and officer (and to such person’s heirs, executors, administrators or other legal representatives) in the manner and to the full extent permitted by applicable law as it presently exists, or may hereafter be amended, against any and all amounts (including judgments, fines, payments in settlement, attorneys’ fees and other expenses) reasonably incurred by or on behalf of such person in connection with any threatened, pending or completed investigation, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), in which such director or officer was or is made or is threatened to be made a party or called as a witness or is otherwise involved by reason of the fact that such person is or was a director or officer of General Motors, or is or was serving at the request of General Motors as a director, officer, employee, fiduciary or member of any other corporation, partnership, joint venture, trust, organization or other enterprise, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee, fiduciary or member or in any other capacity while serving as a director, officer, employee, fiduciary or member. General Motors shall not be required to indemnify a person in connection with a proceeding initiated by such person if the proceeding was not authorized by the Board of Directors of General Motors. General Motors shall pay the expenses of directors and officers incurred in defending any proceeding in advance of its final disposition (“advancement of expenses”); provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that by final judicial decision from which there is no further right of appeal the director or officer is not entitled to be indemnified under Article V of the Bylaws or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under Article V of the Bylaws is not paid in full within ninety days after a written claim therefor has been received by General Motors, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, General Motors shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law. The rights conferred on any person by Article V of the Bylaws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

The Board of Directors may, to the fullest extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at General Motors’ expense insurance: (a) to reimburse General Motors for any obligation which it incurs under the provisions of Article V of the Bylaws as a result of the indemnification of past, present or future directors, officers, employees, agents and any persons who have served in the past, are now serving or in the future will serve at the request of General Motors as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; and (b) to pay on behalf of or to indemnify such persons against liability in instances in which they may not otherwise be indemnified by the Company under the provisions of Article V of the Bylaws, whether or not General Motors would have the power to indemnify such persons against such liability under Article V of the Bylaws or under applicable law.

General Motors maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined by the terms of insurance) as a result of claims brought against them alleging breach of duty, neglect, error or misstatement while acting in such capacities.

In addition to the above described provisions in the Certificate and Bylaws, General Motors has entered into an indemnification agreement with each of its directors and executive officers, which provides, among other things, that General Motors will indemnify and defend each such person to the fullest extent permitted by law, subject to certain conditions, against all expenses and certain other amounts actually and reasonably incurred by such person in connection with proceedings in which such person is involved, or is threatened to become involved, by reason of any action or inaction by such person in his or her capacity as a director or officer of General Motors, or by reason of the fact that such person is or was serving at the request of General Motors as a director, officer, trustee, manager, member, fiduciary, employee or agent of any other organization or enterprise. The indemnification agreement also requires General Motors to advance expenses incurred by such person in connection with the investigation, defense, or appeal of any such proceedings. Additionally, in any proceeding for which indemnification is not otherwise available, the indemnification agreement requires General Motors to contribute to the indemnifiable losses based on the relative benefits received by, and/or the losses and relative faults of, the indemnitee and General Motors.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	General Motors Company 2020 Long-Term Incentive Plan

5.1	Opinion and Consent of Rick E. Hansen, Esq.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Rick E. Hansen, Esq. (included in Exhibit 5.1)

24.1	Powers of Attorney for directors of General Motors Company

Item 9.	Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange

Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on June 25, 2020.

General Motors Company

By:	/s/ Rick E. Hansen
Rick E. Hansen
Assistant General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mary T. Barra	Chairman and Chief Executive Officer	June 25, 2020
Mary T. Barra	(Principal Executive Officer)

/s/ Dhivya Suryadevara	Executive Vice President and Chief Financial Officer	June 25, 2020
Dhivya Suryadevara	(Principal Financial Officer)

/s/ Christopher T. Hatto	Vice President, Global Business Solutions	June 25, 2020
Christopher T. Hatto	and Chief Accounting Officer (Principal Accounting Officer)

*	Lead Director	June 25, 2020
Theodore M. Solso

*	Director	June 25, 2020
Wesley G. Bush

*	Director	June 25, 2020
Linda R. Gooden

*	Director	June 25, 2020
Joseph Jimenez

*	Director	June 25, 2020
Jane L. Mendillo

*	Director	June 25, 2020
Judith A. Miscik

*	Director	June 25, 2020
Patricia F. Russo

*	Director	June 25, 2020
Thomas M. Schoewe

*	Director	June 25, 2020
Carol M. Stephenson

*	Director	June 25, 2020
Devin N. Wenig

*	The undersigned, by signing his or her name hereto, does execute this Registration Statement on behalf of the persons identified above pursuant to a power of attorney.

By:	/s/ Rick E. Hansen
Rick E. Hansen
Attorney-in-Fact